Exhibit 4.2

WARRANT
For the Purchase of Common Stock, Par Value $0.001 per Share, of
VIPER NETWORKS, INC.
(Incorporated Under the Laws of the State of Nevada)

No. 1

Warrant to Purchase Common Stock

THIS IS TO CERTIFY, that, for value received, Jason Sunstein (the "Warrantholder"), is entitled, subject to the terms and conditions of that certain Settlement Agreement of August 26, 2005 between Officer/Director (including certain affiliated entities of Officer/Director) and Viper Networks, Inc., a Nevada corporation and those terms and conditions hereinafter set forth and at any time prior to 5:00 P.M. P.D.T. August 26, 2009, San Diego, California Time, to purchase up to _______________________ (_______) shares (the "Shares") of Common Stock (par value $0.001 per share) (the "Common Stock"), of VIPER NETWORKS, INC., a Nevada corporation (the "Corporation"), from the Corporation subject to the Warrantholder's full and faithful performance of its obligations as recited in that certain Settlement Agreement, effective August 26, 2005 (the "Settlement Agreement") entered into between the Corporation and, the Warrantholder and other parties, and upon payment to the Corporation of Twenty Five Cents ($0.25) per share (the "Purchase Price") if and to the extent this Warrant is exercised, in whole or in part, during the period this Warrant remains in force, subject in all cases to adjustment as provided in Article II hereof, and to receive a certificate or certificates representing the Shares so purchased, upon presentation and surrender to the Corporation of this Warrant, with the form of subscription attached hereto duly executed, and accompanied by payment of the Purchase Price of each Share purchased.

ARTICLE I -- TERMS OF THE WARRANT

Section 1.01 Subject to the provisions of Sections 1.05 and 3.01 hereof, this Warrant may be exercised at any time and from time to time after 9:00 A.M., San Diego, California,  August 26, 2005 (the "Vesting Provisions"). All rights to purchase the Shares and to exercise this Warrant shall expire at 5:00 P.M., P.D.T., August 26, 2009 (the "Expiration Time") after which it shall become void, and all rights hereunder shall thereupon cease.

Section 1.02 (1) The holder of this Warrant (the "Holder") may exercise this Warrant, in whole or in part, upon surrender of this Warrant with the form of subscription attached hereto duly executed, to the Corporation at its corporate office in San Diego, California together with the full Purchase Price for each Share to be purchased in: (1) lawful money of the United States, or by certified check, bank draft or postal or express money order payable in United States dollars to the order of the Corporation or (2) or in a “cashless” exercise transaction, and upon compliance with and subject to the conditions set forth herein.

(2) Upon receipt of this Warrant with the form of subscription duly executed and accompanied by payment of the aggregate Purchase Price for the Shares for which this Warrant is then being exercised, the Corporation shall cause to be issued certificates for the total number of whole Shares for which this Warrant is being exercised in such denominations as are required for delivery to the Holder, and the Corporation shall thereupon deliver such certificates to the Holder or its nominee.

(3) In case the Holder shall exercise this Warrant with respect to less than all of the Shares that may be purchased under this Warrant, the Corporation shall execute a new Warrant for the balance of the Shares that may be purchased upon exercise of this Warrant and deliver such new Warrant to the Holder.

(4) The Corporation covenants and agrees that it will pay when due and payable any and all taxes which may be payable in respect of the issue of this Warrant, or the issue of any Shares upon the exercise of this Warrant. The Corporation shall not, however, be required to pay A) any state, federal, franchise or income tax; or B) any tax which may be payable in respect of any transfer involved in the issuance or delivery of this Warrant or of the Shares in a name other than that of the Holder at the time of surrender, and until the payment of such tax the Corporation shall not be required to issue such Shares.

Section 1.03 This Warrant may be split-up, combined or exchanged for another Warrant or Warrants of like tenor to purchase a like aggregate number of Shares. If the Holder desires to split-up, combine or exchange this Warrant, he shall make such request in writing delivered to the Corporation at its corporate office and shall surrender this Warrant and any other Warrants to be so split-up, combined or exchange, the Corporation shall execute and deliver to the person entitled thereto a Warrant or Warrants, as the case may be, as so requested. The Corporation shall not be required to effect any split-up, combination or exchange which will result in the issuance of a Warrant entitling the Holder to purchase upon exercise a fraction of a Share. The Corporation may require the Holder to pay a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any split-up, combination or exchange of Warrants.

Section 1.04 Prior to due presentment for registration of transfer of this Warrant, the Corporation may deem and treat the Holder as the absolute owner of this Warrant (notwithstanding any notation of ownership or other writing hereon) for the purpose of any exercise hereof and for all other purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 1.05 This Warrant may not be sold, hypothecated, exercised, assigned or transferred, to any individuals, including, but not limited to, any entity owned, controlled, or affiliated with the Warrantholder except that the Warrantholder may, upon notice and receipt of written approval of the Corporation, assign or transfer this Warrant to: (a) a trust for which the Warrantholder is the settlor or one or more of the beneficiaries; or (b) a legal dependent or heir of the Warrantholder (pursuant to the laws of descent and distribution), provided that prior to any said assignment or transfer of this Warrant, the assignee or transferee of this Warrant executes such documents as the Corporation's counsel may reasonably require to ensure that the terms the Settlement Agreement and this Warrant are approved and accepted by any proposed assignee or transferee. Further, any said proposed assignment or transfer shall be permissible only pursuant to the provisions of the Securities Act of 1933 and applicable state securities law. Notwithstanding any assignment or transfer by the Warrantholder, any assigneee or transferee shall not acquire any rights to exercise this Warrant or purchase the Shares of the Common Stock described herein if the Warrantholder (or any person named as a Releasor in the Settlement Agreement) has committed any breach of the obligations assumed by the Releasors in the Settlement Agreement.

Section 1.06 Any assignment permitted hereunder shall be made by surrender of this Warrant to the Corporation at its principal office with the form of assignment attached hereto duly executed and funds sufficient to pay any transfer tax. In such event, the Corporation shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled. This

Warrant may be divided or combined with other Warrants which carry the same rights upon presentation thereof at the corporate office of the Corporation together with a written notice signed by the Holder, specifying the names and denominations in which such new Warrants are to be issued.

Section 1.07 Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent or to receive notice as a stockholder in respect of any meetings of stockholders for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Corporation. If, however, at any time prior to the expiration of this Warrant and prior to its exercise, any of the following shall occur:

(a) the Corporation shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Corporation; or

(b) the Corporation shall offer to the holders of its Common Stock any additional shares of capital stock of the Corporation or securities convertible into or exchangeable for shares of capital stock of the Corporation, or any option, right or warrant to subscribe therefor; or

(c) there shall be proposed any capital reorganization or reclassification of the Common Stock, or a sale of all or substantially all of the assets of the Corporation, or a consolidation or merger of the Corporation with another entity; or

(d) there shall be proposed a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, in any one or more of said cases, the Corporation shall cause to be mailed to the Holder, at the earliest practicable time (and, in any event, not less than thirty (30) days before any record date or other date set for definitive action), written notice of the date on which the books of the Corporation shall close or a record shall be taken to determine the stockholders entitled to such dividend, distribution, convertible or exchangeable securities or subscription rights, or entitled to vote on such reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation or winding up, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Purchase Price and the kind and amount of the Common Stock and other securities and property deliverable upon exercise of this Warrant. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation or winding up, as the case may be (on which date, in the event of voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the right to exercise this Warrant shall terminate).

Without limiting the obligation of the Corporation to provide notice to the holder of actions hereunder, it is agreed that failure of the Corporation to give notice shall not invalidate such action of the Corporation.

Section 1.08 If this Warrant is lost, stolen, mutilated or destroyed, the Corporation shall, on such reasonable terms as to indemnity or otherwise as it may impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as, and in substitution for, this Warrant, which shall thereupon become void. Any such new Warrant shall not constitute an additional contractual obligation of the Corporation, whether or not the Warrant so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone; any such new Warrant shall operate solely to replace the Warrant so lost, stolen, destroyed or mutilated and the Corporation shall have the right to require that the Warrantholder and any other persons to indemnify the Corporation from and against any costs or losses that the Corporation may incur as a result of or arising out of the loss, destruction, or mutilation of the Warrant.

Section 1.09 (1) The Corporation covenants and agrees that at all times it shall reserve and keep available for the exercise of this Warrant such number of authorized Shares as are sufficient to permit the exercise in full of this Warrant.

(2) The Corporation covenants that all Shares, when issued upon the exercise of this Warrant, will be validly issued, fully paid, and non-assessable.

ARTICLE II -- ADJUSTMENT OF PURCHASE PRICE
AND NUMBER OF SHARES PURCHASABLE UPON EXERCISE

Section 2.01 In case the Corporation shall, while this Warrant remains unexercised, in whole or in part, and in force, effect a recapitalization of such character that the Shares purchasable hereunder shall be changed into or become exchangeable for a larger or smaller number of shares, then, after the date of record for effecting such recapitalization, the number of Shares of Common Stock which the Holder hereof shall be entitled to purchase hereunder shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock by reason such recapitalization, and of the Purchase Price, per share, whether or not in effect immediately prior to the time of such recapitalization, of such recapitalized Common Stock shall in the case of an increase in the number of such Shares be proportionately reduced, and in the case of a decrease in the number of such Shares shall be proportionately increased. For the purposes of this Section 2.01, a stock dividend, stock split-up or reverse split shall be considered as a recapitalization and as an exchange for a larger or smaller number of shares, as the case may be.

Section 2.02 In case of any consolidation of the Corporation with, or merger of the Corporation into another corporation, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then, as a condition of such consolidation, merger or sale or conveyance, adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in this Warrant and in lieu of Shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock or securities as may be issued in connection with such consolidation, merger or sale or conveyance, with respect to or in exchange for the number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby had such consolidation, merger or sale or conveyance, not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof shall be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof.

Section 2.03 (a) In case the Corporation shall, while this Warrant remains unexercised, in whole or in part, and in force, issue (otherwise than by stock dividend or split-up or reverse split) or sell shares of its Common Stock

(hereinafter referred to as "Additional Shares"), there shall be no adjustment in the number of Shares purchasable upon exercise of this Warrant or the Purchase Price, or both of them, on account of the issuance of the Additional Shares or otherwise.

(b) In case the Corporation shall, while this Warrant remains unexercised, in whole or in part, and in force, issue or grant any rights to subscribe for or to purchase, or any option, for the purchase of, (i) Common Stock or (ii) any indebtedness or shares of stock convertible into or exchangeable for Common Stock being hereinafter referred to as "Convertible Securities"), or issue or sell Convertible Securities, there shall be no adjustment in the number of Shares purchasable upon exercise of this Warrant or the Purchase Price, or both of them, on account of the issuance of any said rights, option, or Convertible Securities or any combination of them.

Section 2.04 Subject to the provisions of Sections 1.01 and 2.05 of this Warrant, in case the Corporation shall, while this Warrant remains unexercised, in whole or in part, and in force, declare to make any distribution of its assets to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise, then, after the date of record for determining stockholders entitled to such distribution, but prior to the date of distribution, the Holder shall be entitled upon exercise of this Warrant (subject to the Vesting Provisions of Section 1.01 of this Warrant) and purchase of any or all of the Shares of Common Stock subject hereto, to receive the amount of such assets (or, at the option of the Corporation, a sum equal to the value thereof at the time of such distribution to holders of Common Stock as such value is determined by the Board of Directors of the Corporation in good faith) which would have been payable to the Holder had he been the holder of such Shares of Common Stock on the record date for the determination of stockholders entitled to such distribution.

Section 2.05 Except as otherwise provided in Section 2.02 above, in the case of any sale or conveyance of all or substantially all of the assets of the Corporation in connection with a plan of complete liquidation of the Corporation, in the case of the dissolution, liquidation or winding-up of the Corporation, all rights under this Warrant shall terminate on a date fixed by the Corporation, such date so fixed to be not earlier than the date of the commencement of the proceedings for such dissolution, liquidation or winding-up and not later than thirty (30) days after such commencement date. Notice of such termination of purchase rights (the "Purchase Rights Termination Notice") shall be given to the Holder at least thirty (30) days prior to such termination date. The Holder shall after the Purchase Rights Termination has been given, but prior to the termination dated be entitled to exercise this Warrant, without regard to the Vesting Provisions of Section 1.01, and purchase any or all of the shares and common stock subject hereto.

Section 2.06 Any adjustment pursuant to the provisions of this Article II shall be made on the basis of the number of Shares of Common Stock which the Holder would have been entitled to acquire by exercise of this Warrant immediately prior to the event giving rise to such adjustment and, as to the Purchase Price per share in effect immediately prior to the event that giving rise to such adjustment. Whenever any such adjustment is required to be made, the Corporation shall forthwith determine the new number of Shares of Common Stock which the Holder hereof shall be entitled to purchase hereunder and/or such new Purchase Price per share and shall prepare, retain on file and transmit to the Holder within thirty (30) days after such preparation a statement describing in reasonable detail the method used in calculating such adjustment.

Section 2.07 Anything contained herein to the contrary notwithstanding, the Corporation shall not be required to issue any fraction of a Share in connection with the exercise of this Warrant, and in any case where the Holder would, except for the provisions of this Section 2.07, be entitled under the terms of this Warrant to receive a fraction of a Share upon such exercise, the Company shall upon the exercise and receipt of the Purchase Price, issue the largest number of whole Shares purchasable upon exercise of this Warrant. The Corporation shall not be required to make any cash or other adjustment in respect of such fraction of a Share to which the Holder would otherwise be entitled. The Holder, by the acceptance of this Warrant, expressly waives his right to receive a certificate for any fraction of a Share upon exercise hereof.

Section 2.08 The form of Warrant need not be changed because of any change pursuant to this Article II in the Purchase Price or in the number of Shares of Common Stock purchasable upon the exercise of a Warrant, and Common Stock Purchase Warrants issued after such change may state the same Purchase Price and the same number of shares of Common Stock as are stated in the Warrants initially issued pursuant to the Settlement Agreement.

ARTICLE III --
REGISTRATION UNDER THE SECURITIES ACT OF 1933

Section 3.01 This Warrant and the Shares of Common Stock issuable upon exercise of this Warrant have not been registered under the Securities Act of 1933, as amended ("the Act") and no rights to register this Warrant under the Act, the Shares underlying the Warrant, or both of them, has been granted the Warrantholder. The Warrantholder acknowledges and agrees that the Warrant and the shares underlying the Warrant shall not be sold, transferred, or hypothecated absent an opinion, acceptable to the Corporation's counsel, that any said sale, transfer, or hypothecation is exempt from the registration requirements of the Act. Any Shares of the Corporation's Common Stock issued upon exercise of this Warrant shall bear the following legend:

"The Shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred in the absence of a registration statement covering said Shares or an opinion of Counsel to the Company that such registration is not required."

ARTICLE IV -- OTHER MATTERS

Section 4.01 The Corporation will from time to time promptly pay, subject to the provisions of paragraph (4) of Section 1.02 hereof, all taxes and charges that may be imposed upon the Corporation in respect of the issuance or delivery of this Warrant or the Shares purchasable upon the exercise of this Warrant.

Section 4.02 All the covenants and provisions of this Warrant by or for the benefit of the Corporation shall bind and inure to the benefit of its successors and assigns hereunder.

Sections 4.03 Notices or demands pursuant to this Warrant to be given or made by the Holder to or on the Corporation shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid, and addressed, until another address is designated in writing by the Corporation, as follows:

Viper Networks, Inc. 10373 Roselle Street, Suite 170 San Diego, California 92121

Notices to the Holder provided for in this Warrant shall be deemed given or made by the Corporation if sent by certified or registered mail, return receipt requested, postage prepaid, and addressed to the Holder at his last known address as it shall appear on the books of the Corporation.

Section 4.04 The validity, interpretation and performance of this Warrant shall be governed by the laws of the State of Nevada.

Section 4.05 Nothing in this Warrant expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the Corporation and the Holder any right, remedy or claim under promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements contained in this Warrant shall be for the sole and exclusive benefit of the Corporation and its successors and of the Holder, its successors and, if permitted, its assignees.

Section 4.06 The Article headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation thereof.

IN WITNESS WHEREOF, this Warrant has been duly executed by the Corporation under its corporate seal as of the 26th day of August, 2005.

VIPER NETWORKS, INC.

BY: ______________________________________
Paul E. Atkiss, Chief Financial Officer